SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8/A
POST-EFFECTIVE AMENDMENT NO. 2
TO
REGISTRATION STATEMENT 333-97275
POST-EFFECTIVE AMENDMENT NO. 1
TO
REGISTRATION STATEMENTS 333-97259 AND 333-136454
UNDER
THE SECURITIES ACT OF 1933

CIT GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	65-1051192 (I.R.S. Employer Identification No.)

505 Fifth Avenue New York, New York (Address of Principal Executive Offices)	10017 (Zip Code)
CIT GROUP INC. LONG-TERM INCENTIVE PLAN
CIT GROUP INC. EMPLOYEE STOCK PURCHASE PLAN
(Full Title of the Plans)
Robert J. Ingato, Esq.
Executive Vice President and General Counsel
505 Fifth Avenue
New York, New York 10017
(Name and Address of Agent For Service)
(212) 771-0505
(Telephone Number, Including Area Code, of Agent For Service)

DEREGISTRATION OF SECURITIES
     On December 10, 2009, CIT Group Inc., a Delaware corporation (the “Company”) emerged from Chapter 11 proceedings pursuant to the Modified Second Amended Prepackaged Plan of Reorganization of CIT Group Inc. and CIT Group Funding Company of Delaware LLC (the “Prepackaged Plan”). The Prepackaged Plan was confirmed by an order of the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) on December 8, 2009.
     As of the effective time of the Prepackaged Plan, the Company’s common stock, par value $0.01 per share (the “Old Common Stock”) was canceled. As a result, the Company has terminated all offerings of its Old Common Stock pursuant to its existing registration statements, including the Company’s Registration Statements on Form S-8 (File Nos. 333-136454, 333-97275 and 333-97259) (the “Registration Statements”). In accordance with an undertaking made by the Company in its Registration Statements to remove from registration, by means of a post-effective amendment, any shares of the Company’s Old Common Stock which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of its Old Common Stock under the Registration Statement which remained unissued as of the effective time of the Prepackaged Plan.

SIGNATURES
     THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this 7th day of December, 2009.

CIT GROUP INC.
By:	/s/ Robert J. Ingato
Robert J. Ingato
Executive Vice President and General Counsel

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Jeffrey M. Peek Jeffrey M. Peek	Chief Executive Officer and Director (Principal Executive Officer)	December 7, 2009

/s/ Joseph M. Leone Joseph M. Leone	Vice Chairman and Chief Financial Officer (Principal Financial Officer)	December 7, 2009

/s/ Jonathan Macey Jonathan Macey	Controller (Principal Accounting Officer)	December 7, 2009

/s/ William M. Freeman William M. Freeman	Director	December 7, 2009

/s/ Marianne Miller Parrs Marianne Miller Parrs	Director	December 7, 2009

/s/ John Ryan John Ryan	Director	December 7, 2009

/s/ Christopher H. Shays Christopher H. Shays	Director	December 7, 2009

/s/ Seymour Sternberg Seymour Sternberg	Director	December 7, 2009

/s/ Peter J. Tobin Peter J. Tobin	Director	December 7, 2009

/s/ Lois M. Van Deusen Lois M. Van Deusen	Director	December 7, 2009